EXHIBIT 99.1

          BIGSTRING CORPORATION CLOSES ON $700,000 FINANCING TO LAUNCH
                              MARKETING STRATEGIES

         RED BANK, NJ: March 06, 2008: BigString Corporation (OTCBB: BSGC), a provider of social networking messaging applications and user-controllable email services, announced today that it has closed on a financing in the amount of $700,000. The financing consisted of the private placement of unregistered convertible promissory notes and warrants. Details of the financing are available in the Form 8-K filed by BigString with the Securities and Exchange Commission on March 6, 2008, which can be viewed at http://www.sec.gov. The proceeds of the financing will be used to market the Company's product lines, including recently launched product lines regarding social networking applications and self-destructing video email, and for general corporate purposes.

         Darin M. Myman, President and CEO of BigString, commented that, "We are pleased that institutional investors have once again chosen to invest in our company. The proceeds of this financing will be used, in part, to launch an aggressive marketing and advertising campaign designed to increase awareness of our core product lines. Our campaign will address the unique features of our recallable, self-destructing email service, videos and other emerging applications based on our patent-pending technology." He added that, "The potential for BigString to establish new Internet protocols for online user privacy is significant. We recently launched our self-destructing video utility on Facebook, and we believe other social networking sites will follow suit. We are now focused on getting the word out that personal messages and shared media do not have to be stored in cyberspace forever."

About BigString Corporation
---------------------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

Contact:
--------
BigString Corporation
Darin Myman, 732-741-2840
darin@bigstring.com

Media Inquiries:
----------------
Greene Inc.
Howard Greene, 516-825-0400
greenepr@bigstring.com or greenepr@aol.com

Investor Relations:
------------------
OTC Financial Network
Rick McCaffrey
781-444-6100x625
rick@otcfn.com
http://www.otcfn.com/bsgc